EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CHARMING SHOPPES, INC. ANNOUNCES
EXECUTIVE MANAGEMENT CHANGE

Bensalem, PA, February 5, 2008 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, announced an executive management change today.

Joseph M. Baron, Executive Vice President and Chief Operating Officer, has assumed leadership of the Company’s Bensalem-based retail businesses on an interim basis, following the departure of Diane M. Paccione, who has left the Company to assume the position of Chief Executive Officer at DEB Shops, Inc. The Company’s Bensalem-based retail businesses include Fashion Bug, Catherines Plus Sizes, Lane Bryant Outlet and Petite Sophisticate Outlet.  Charming Shoppes, Inc. is conducting a search for an appropriate successor to Paccione.

Since 2002, Baron has served as Executive Vice President and Chief Operating Officer of Charming Shoppes.  His career in retailing has spanned over 35 years, including various management and executive management positions during his 30 year career at Sears, Roebuck & Co.

Commenting on today’s announcement, Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc. said, “In the last six years, Joe has made many strong contributions to Charming Shoppes, including leading the development and launch of our outlet channel business, and building a platform which has supported the strong growth of our e-commerce business.  A few years ago, Joe was instrumental in the repositioning of our Lane Bryant brand following our acquisition of Lane Bryant in 2001.  Most recently, we called upon Joe’s leadership and organizational talents to transition our direct-to-consumer business through an executive leadership change, which led to the successful launch of the Lane Bryant Woman catalog, and improvements in our core catalog businesses.”

Commenting on his appointment, Baron stated, “This is an important time for our organization, as we build a strong foundation for the support of our Bensalem-based retail businesses.  During my time with Charming Shoppes, I have had the pleasure of working closely with many associates throughout the organization, and I look forward to continuing our work together.”

Paccione joined Charming Shoppes in 2004 as the President of the Company’s Catherines Plus Sizes brand, and most recently served the Company as the Group Divisional President of the Company’s Bensalem-based retail businesses.

At November 3, 2007, Charming Shoppes, Inc. operated 2,453 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, PETITE SOPHISTICATE® and PETITE SOPHISTICATE OUTLET™.  Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Lane Bryant Woman, Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. These forward-looking statements include statements regarding future performance, including appointments of executives, and other matters. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively implement the Company’s plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company’s merchandise and marketing, the failure to generate a positive response to the Company’s new Lane Bryant catalog and the Lane Bryant credit card program, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955